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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
EveryWare Development Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-67659) on Form S-8 of Pervasive Software Inc. of our report dated September 24, 1998, with respect to the consolidated balance sheets of EveryWare Development Inc. as of June 30, 1998, June 30, 1997 and December 31, 1996 and the related consolidated statements of loss and deficit and changes in financial position for the year ended June 30, 1998, the six months ended June 30, 1997 and the year ended December 31, 1996, which report appears in the From 8-K/A of Pervasive Software Inc. dated February 1, 1999.


KPMG LLP
Hamilton, Canada

February 1, 1999